Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
This Agreement (“Agreement”) is entered into as of this 20th day of March 2011, between Marc Gordon (the “Executive”) and Morgans Hotel Group Co. (the “Company”), on its own behalf and on behalf of its parents, subsidiaries and affiliates and their respective predecessors, successors and assigns.
WHEREAS, the Company and the Executive (collectively referred to as the “Parties”) are parties to an Amended and Restated Employment Agreement dated April 2008, that expires on April 1, 2011 (the “Employment Agreement”); and
WHEREAS, the Company and the Executive have agreed upon and wish to confirm the various arrangements relating to Executive’s separation from employment with the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Parties agree as follows:
Resignation and Benefits
1. The Executive’s employment with the Company will end effective as of April 1, 2011 (the “Separation Date”). The Executive, upon the Company’s execution of this Agreement, will resign from the Board of the Company and of any subsidiaries or affiliates, effective immediately.
2. The Company shall provide the Executive with the consideration described below, subject to the conditions set forth below. The consideration to be provided is in full satisfaction of the Company’s obligations under the Employment Agreement and any policy or practice of the Company.

(a) Severance Payment. The Company shall pay the Executive a lump sum payment of $2,069,600, less required deductions, within 10 business days after the Effective Date of this Agreement, as defined below.
(b) Monthly Consulting Payments. During each of the nine months beginning in April, 2011 and continuing until December, 2011 (the “consulting period”), the Executive shall receive a consulting payment in the gross amount of $66,666, for a total during the nine months of $600,000. Payment will be made on or before the 15th day of each month and will be made to the Executive or such other “doing business as” entity of the Executive’s as he may direct. In consideration of such payments, the Executive agrees to make himself available to the Company during the consulting period to provide consulting services to the Company, including responding to requests by the Company for information concerning matters involving facts or events relating to the Company that may be within his knowledge. All such payments will be less required deductions.
(c) Lump Sum Payment. Within 10 business days after January 1, 2012, the Company will pay the Executive $300,000, less required deductions. Payment will be made to the Executive or such other “doing business as” entity of the Executive’s as he may direct.
(d) Stock. All Company equity awards granted to the Executive prior to the date of this Agreement shall immediately vest upon the Effective Date, and all vested stock options and stock appreciation rights held by Executive as of the date of this Agreement shall remain exercisable for the lesser of the remainder of their term or 12 months after April 1, 2011.

(e) Continuing Medical and Life Insurance. The Executive will be eligible to elect continuation coverage under COBRA. If the Executive elects COBRA continuation coverage, the Company shall, for up to a maximum of 24 months, pay for that portion of Executive’s cost of continuing COBRA coverage such that Executive’s monthly cost of coverage is no more than $558 per month. The Company will make arrangements to extend until March 31, 2012 the $10,000 coverage under Guardian Life Insurance that is currently provided to the Executive or, in the alternative, comparable coverage.
(f) Other Payments. The Executive will be paid at his current salary rate through April 1, 2011. The Company will pay the Executive for one accrued unused vacation day. The Company will also reimburse the Executive for his attorneys’ fees incurred in connection with the matters relating to this Agreement in an amount not to exceed $35,000. The Executive may submit within 20 days of the Effective Date requests for reimbursement of business expenses incurred by him prior to the date of this Agreement, which will be processed and reimbursed to the extent eligible for reimbursement under the Company’s expense reimbursement policy and practice.
3. The Executive expressly understands and agrees that the consideration received by him pursuant to this Agreement shall be in lieu of any and all other amounts to which the Executive might be, is now or may become entitled from the Company and, without limiting the generality of the foregoing, the Executive hereby expressly waives any right or claim that he may have or assert to payment for back pay, equity grants, front pay, interest, bonuses, severance, damages, accrued vacation, accrued sick leave, medical, dental, optical or hospitalization benefits, pension plan contributions, 401(k) plan contributions, education benefits, life insurance benefits, compensatory time, outplacement, severance pay and/or attorneys’ fees.

4. By entering into this Agreement, the Company does not admit and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters of any kind whatsoever between the Executive and the Company.
5. The Executive hereby represents that he has not filed any action, complaint, charge, grievance or arbitration against the Company.
Waivers and Releases
6. The Executive acknowledges and agrees that, in consideration of the Company entering into this Agreement and for other good and valuable consideration, the Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby knowingly and voluntarily waives, releases, and discharges Morgans Hotel Group Co., its subsidiaries and affiliates and their respective predecessors, successors, assigns, representatives, officers, directors, agents and employees (the “Releasees”), from whatever claims, charges, actions, and causes of action he may have against the Releasees, whether known or unknown, from the beginning of time through the date of this Agreement based upon any matter, cause or thing whatsoever.

7. This Waiver and Release includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for impairment of economic opportunity, for defamation, for intentional infliction of emotional distress, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance. Such released claims include, but are not limited to, rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the New York State Labor Law, the New York State Human Rights Law, and the New York City Human Rights Law.
The Executive has been given up to twenty-one (21) days to consider signing this Agreement, he has seven (7) days following his signing of this Agreement to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”). The Executive further acknowledges that he has been advised prior to signing this Agreement to consult with, and has consulted with, an attorney of his choice concerning the terms and conditions of this Agreement.
8. The Company hereby releases Marc Gordon from all liability to the Company and its affiliates that any members of the Board of the Company have actual knowledge of as of the date of the Company’s execution of this Agreement.

Other Continuing Obligations
9. Unless the Executive has prior written authorization from the Company, he may not discuss any information (whether or not Confidential Information and Materials) about the Company or any of its or their present or former employees, agents or clients or any aspects of his tenure as an employee of the Company or of the termination of his relationship with the Company, with any reporter, author, producer, or similar person or entity, or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form, including books, articles, electronic communications or writings of any kind, as well as film, videotape, audiotape or any other medium. Nothing in this Agreement would prevent the Executive from disclosing information relating personally to his duties, position and work history of the sort that would be contained on a personal resume.
10. Nothing in this Agreement shall prevent or prohibit the Parties from responding to an order, subpoena, other legal process or regulatory inquiry directed to them or from providing truthful information to or making a filing with a governmental or regulatory body or with the arbitration forum in accordance with the provisions of Section 18 of this Agreement. The Executive agrees that upon learning of any order, subpoena or other legal process seeking information that would otherwise be prohibited from disclosure under this Agreement, he will promptly notify the Company, in writing, directed to the Company’s chief legal officer.

11. The Executive agrees to make himself reasonably available to respond to reasonable requests for information concerning matters involving facts or events relating to the Company that may be within his knowledge. The Executive will cooperate with the Company in connection with any or all future litigation or regulatory proceedings brought by or against the Company to the extent the Company reasonably deems the Executive’s cooperation necessary, and the Executive will be entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with fulfilling such cooperation obligations under this Section.
12. As a material inducement to the Company to enter into this Agreement, the Executive agrees that he will, at no expense to the Company, for 9 months following the Effective Date, (i) not take any action, or fail to take any action, that would reasonably be expected to have a material adverse impact on the Company, its parents, subsidiaries, affiliates, partners, joint venture partners, directors, officers, agents and employees, (ii) not, without the consent of the Chief Executive Officer, engage in any material discussion of the Company’s business, affairs, operations, assets, strategy or prospects with any of the Company’s employees, officers, agents, or existing or prospective joint venture or owner partners (including, without limitation, not have any discussions regarding the projects described in the Company’s development pipeline, as set forth on the most recent listing of the Company’s development pipeline furnished to the Executive prior to the execution of this Agreement), (iii) together with the Executive’s affiliates, not (A) initiate or otherwise participate in any actual or threatened solicitation of proxies or written consents to vote, seek to advise or influence any person with respect to the voting of any securities of the Company or otherwise act or seek to control or influence management or (B) nominate any individual for election as a director or (iv) not, directly or indirectly, acquire voting securities of the Company (other than by way of conversion of existing RSUs, LTIP awards and options). Nothing in this Agreement would prevent the Executive from obtaining employment or providing consulting services, subject to the Executive’s compliance with his obligations under this Agreement.

13. The Executive agrees that for the period through March 31, 2012, he will not solicit anyone who is then an employee of the Company (or who was an employee of the Company within the 12 months prior to this Agreement) to resign from the Company or to apply for or accept employment with any other business or enterprise (other than general advertising not specifically directed at such current or former employees of the Company and other than Executive’s administrative assistant).
Breach of Agreement
14. The Executive agrees that, without limiting the Company’s remedies, should he commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any of the terms of this Agreement, the Company shall not be required to make any further payments to the Executive pursuant to this Agreement.
Entire Agreement
15. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto, including the terms of the Employment Agreement, except that the provisions of subparagraph (c) (ii) of Section 2, titled “Indemnification” and of subparagraphs (c) and (h) of Section 7 of the Employment Agreement, titled “Confidential Information” and “Non-disparagement” remain in full force and effect and are incorporated herein. This Agreement may not be modified or amended except by a writing signed by the Parties.

Severability
16. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law; provided, however, that if any court were to find that the waiver and release of claims set forth herein is unlawful or unenforceable, or was not entered into knowingly and voluntarily, the Executive agrees to execute a waiver and release in a form satisfactory to the Employer that is lawful and enforceable.
Survivorship
17. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

Disputes
18. (a) Mandatory Arbitration. Subject to the provisions of this Section 18, any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Sections 7(c) and (h) of the Employment Agreement that are incorporated herein) or any aspect of the Executive’s employment with the Company or the termination of that employment (together, an “Employment Matter”) will be finally settled by arbitration in the County of New York administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. However, the AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) notwithstanding any provision of the AAA rules to the contrary, the arbitration shall be heard by a panel of three neutral arbitrators, with each party appointing one arbitrator, who shall jointly appoint a third, (ii) each arbitrator will agree to treat as confidential evidence and other information presented to them, (iii) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award), (iv) the optional Rules for Emergency Measures of Protection will apply, (v) there will be no authority to amend or modify the terms of this Agreement (and the Executive and the Company agree not to request any such amendment or modification) and (vi) a decision must be rendered within ten business days of the parties’ closing statements or submission of post-hearing briefs.
(b) Injunctions and Enforcement of Arbitration Awards. The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 18(a). Also, the Company may bring such an action or proceeding, in addition to its rights under Section 18(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of the provisions of Sections 7(c) and (h) of the Employment Agreement. The Executive agrees that (i) violating any part of the provisions of Sections 7(c) and (h) would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to seek an injunction, restraining order or other equitable relief restraining any actual or threatened violation of the provisions of Sections 7(c) and (h), (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of the provisions of Sections 7(c) and (h) would be difficult to calculate and that remedies at law would be inadequate.

(c) Jurisdiction and Choice of Forum. The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 18(a). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both the Executive and the Company (i) acknowledge that the forum stated in this Section 18(c) has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 18(c) in the forum stated in this Section 18(c), (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 18(c) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company. However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 18(a) and this Section 18(c).

(d) Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.
(e) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.
19. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to, where applicable, (a) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (b) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to the Executive. To the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided to the Executive under Section 2 of this Agreement shall be paid or provided to the Executive on the first business day after the date that is six months following the Date of Separation.

Headings
20. The headings of Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
Counterparts
21. This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

/s/ Marc Gordon

Marc Gordon

Morgans Hotel Group Co.

By:	/s/ Jeffrey M. Gault